                            KRESCENT PARTNERS L.L.C.
                    1301 AVENUE OF THE AMERICAS, 38TH FLOOR
                           NEW YORK, NEW YORK  10019





January 8, 1997




American Holdings I, L.P.
100 South Bedford Road
Mount Kisco, New York 10549

                          Re: KRUPP REALTY FUND, LTD.--III

Ladies and Gentlemen:

                 The parties hereto confirm their agreement to the terms of Exhibit A annexed hereto, which terms are incorporated herein by reference, which agreement is intended to be legally binding and enforceable upon execution and delivery hereof and which, unless modified or terminated by a writing signed by all of the parties hereto, constitutes the definitive agreement among the parties relating to the subject matter hereof and thereof.

                 Each of the parties represents and warrants to the other that
(1) it has the right, power and authority to enter into this letter agreement,
(2) upon the execution of this letter agreement by each of the parties hereto, this letter agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, and
(3) no consent or approval of any third party or governmental agency or authority is required for such party to execute and deliver this letter agreement or to perform its obligations hereunder.

                 Each of the parties hereto agrees that the terms of this letter agreement are confidential and may not be disclosed by any party hereto, except as may be required by law and except to principals and authorized representatives of the parties hereto, without the written consent of all of the parties. Except as may be required by law, any public announcement regarding this letter agreement or the transactions contemplated herein may not be made by any party without the prior consent of all other parties hereto.

                 This letter agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

                 This letter agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This letter agreement shall supersede all prior agreements, written or oral, by or among any of the parties hereto with respect to the subject matter hereof and may not be amended or otherwise modified except in writing signed by all of the parties hereto. Any party may execute this letter agreement by transmitting a copy of its signature by facsimile to the





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other parties.  In such event the signing party shall deliver an original of the signature page to each of the other parties within one business day of signing and failure to so deliver such originals shall result in the facsimile copy of that party's signature being treated as an original.

                                  Very truly yours,

                                  KRESCENT PARTNERS L.L.C.

                                  By: AP-GP Prom Partners Inc.,
                                           Managing Member

                                  By:  /s/ Richard Mack
                                      ------------------------------------------
                                           Richard Mack, Vice President


                                  AP-GP PROM PARTNERS INC.

                                  By:  /s/ Richard Mack
                                      ------------------------------------------
                                           Richard Mack, Vice President


                                  APOLLO REAL ESTATE INVESTMENT
                                           FUND II, L.P.

                                  By:  Apollo Real Estate Advisors II, L.P.,
                                           General Partner

                                  By:  Apollo Real Estate Capital Advisors II,
                                            Inc., General Partner


                                  By:  /s/ W. Edward Scheetz
                                      ------------------------------------------
                                         W. Edward Scheetz, Vice President




                                  KRESCENT LFG L.L.C.

                                  By:  AP-GP Prom Partners Inc.,
                                           Managing Member

                                  By:  /s/ Richard Mack
                                      ------------------------------------------
                                           Richard Mack, Vice President





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ACCEPTED AND AGREED TO AS
OF THE DATE FIRST ABOVE WRITTEN:

AMERICAN HOLDINGS I, L.P.

By: American Holdings I-GP, Inc.,
         General Partner

By:  /s/ Henry J. Gerard
    ---------------------------------------
         Henry J. Gerard, Vice President

AMERICAN HOLDINGS I-GP, INC.

By:  /s/ Henry J. Gerard
    ---------------------------------------
         Henry J. Gerard, Vice President


AMERICAN REAL ESTATE HOLDINGS
         LIMITED PARTNERSHIP

By: American Property Investors, Inc.,
         General Partner


By:  /s/ John P. Saldarelli
    -----------------------------------------------
         John P. Saldarelli, Vice President





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                                  EXHIBIT A

                          KRESCENT PARTNERS L.L.C./
                          AMERICAN HOLDINGS I, L.P.
     PURCHASE OF UNITS OF INVESTOR LIMITED PARTNERSHIP INTEREST OF KRUPP
                           REALTY FUND, LTD. - III



TENDER OFFER

Krescent Partners L.L.C. has commenced an offer (the "Offer") to purchase up to 5,117 units of investor limited partnership interest (the "Units") of Krupp Realty Fund, Ltd. - III (the "Partnership") at a purchase price of $315 per Unit, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 21, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal"). The purchase price will be reduced by the aggregate amount of distributions per Unit, if any, made or declared by the Partnership after November 21, 1996 and prior to 12:00 midnight, New York City time, on January 8, 1997 or such later date to which the Offer may be extended (the "Expiration Date"). In addition, if a distribution is made or declared after the Expiration Date but prior to the date on which the Purchaser pays the purchase price for the tendered Units, the Purchaser will offset the amount of such distribution from the amount otherwise due a holder of Units pursuant to the Offer. Krescent filed a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with the Securities and Exchange Commission (the "Commission") with respect to the Offer on November 21, 1996.


PURCHASE OF UNITS

Krescent will sell to American Holdings I, L.P. ("AHI"), an affiliate of American Real Estate Holdings Limited Partnership, and AHI will purchase from Krescent, upon the terms and subject to the conditions set forth herein, 41.8% of the Units purchased pursuant to the Offer for a purchase price equal to the price paid by Krescent to Unitholders in respect of such Units (after giving effect to all deductions and offsets for distributions referred to above), without interest. Notwithstanding the foregoing, if the direct and indirect percentage interest of Apollo Real Estate Investment Fund II, L.P. and its affiliates (collectively, the "Apollo Group") in Krescent immediately following the expiration and/or exercise of all outstanding options or other rights to acquire an interest in Krescent, whether directly or indirectly, exceeds 83.6% then AHI will be entitled to purchase additional Units from Krescent, at the same purchase price per Unit, so that, after giving effect to such purchase, the total percentage of Units purchased by AHI from Krescent equals 50% of such percentage interest of the Apollo Group in Krescent (all such Units purchased by AHI being hereinafter collectively referred to as the "AHI Units"). The closing of the initial purchase and sale (the "Closing") will occur not more than 2 business days following the purchase of the AHI Units by Krescent pursuant to the Offer, and before Krescent has submitted such Units for transfer to the Partnership. At such Closing, (1) Krescent will deliver the AHI Units to AHI, together with all necessary documentation to transfer to AHI all of Krescent's right, title and interest in and to such Units, such transfer to be free and clear of all claims, liens and encumbrances created by Krescent,
(2) AHI will pay the purchase price for such AHI Units by wire transfer into an account designated by Krescent, (3) the parties will make appropriate payments so that Total Expenses (as hereinafter defined) are shared in the manner described below and (4) Krescent will assign





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to AHI its rights under all letters of transmittal (including related proxies and powers-of-attorney) relating to the AHI Units.

Anything herein to the contrary notwithstanding, the parties acknowledge and agree that, in the event the transfer of AHI Units from Krescent to AHI, as contemplated above, would be restricted or delayed by the Partnership as a result of concerns that such transfer would cause the Partnership to be treated as a "publicly traded partnership," Krescent will, if AHI so requests, assign to AHI its right to purchase 41.8% of the Units tendered pursuant to the Offer, together with its rights under all letters of transmittal (including related proxies and powers-of-attorney) relating to the AHI Units, and AHI will, thereupon, purchase such Units directly from tendering Unitholders. In such event, AHI will pay the purchase price for such Units by wire transfer to Herman Group (as hereinafter defined), simultaneously with the payment by Krescent of the purchase price for the Units it purchases.

ALLOCATION OF EXPENSES

AHI and Krescent shall share Total Expenses in the same ratio as the number of AHI Units purchased by AHI from Krescent bears to the total number of Units purchased pursuant to the Offer. At the Closing and, if necessary, from time to time thereafter, one party shall pay the other such amounts as may be necessary so that Total Expenses are shared in such ratio. "Total Expenses" means all out-of-pocket costs and expenses incurred by Krescent, AHI or their respective affiliates (including attorneys fees and expenses) with respect to:
(1) the Offer, including, without duplication, Commission filing fees, the fees and expenses of The Herman Group, Inc., the information agent/depositary for the Offer ("Herman Group"), printing and mailing expenses and Partnership transfer fees, but excluding any fees payable to LFG (as hereinafter defined) or its affiliates; (2) the AHI Offer (as hereinafter defined) and the termination thereof; and (3) the negotiation, execution and delivery of this letter agreement. Total Expenses shall not include the costs of purchasing the Units. Each party will provide, at the execution and delivery hereof, an estimate of its costs and expenses incurred to date and shall provide, upon request, invoices or other appropriate evidence of the incurrence of costs and expenses constituting Total Expenses hereunder.

AHI OFFER

On November 29, 1996, AHI commenced an offer to purchase up to 4.9% of the Units at a purchase price of $325 per Unit (the "AHI Offer"). Prior to or concurrently with the execution and delivery of this Letter Agreement, AHI has terminated the AHI Offer.

STANDSTILL AGREEMENT

In order to obtain a list of Unitholders, Liquidity Financial Group, L.P. ("LFG"), an affiliate of Krescent's financial advisor, Liquidity Financial Advisors, Inc., entered into a settlement agreement and release, dated June 27, 1996, as amended as of October 8, 1996 (the "Standstill Agreement"), with the Partnership. Krescent assumed the obligations of LFG under the Standstill Agreement pursuant to an assumption agreement, dated as of November 21, 1996
(the "Krescent Assumption Agreement").   The Standstill Agreement and the
Krescent Assumption Agreement have been filed as exhibits to the Schedule 14D-
1. An affiliate of AHI entered into a Standstill Agreement with the Partnership on November 26, 1996 (the "AHI Standstill Agreement"). The parties will cooperate in taking all such action as may be necessary or desirable for AHI to assume the obligations of LFG under the Standstill Agreement with respect to the Partnership to the same extent that





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Krescent is bound thereby and to amend the Standstill Agreement and the AHI
Standstill Agreement to permit the parties to engage in the transactions contemplated hereby.

The parties will also cooperate in seeking the agreement of the general partner of the Partnership to admit AHI as a limited partner of the Partnership or recognize AHI as a registered owner of Units to the same extent as it has agreed to so admit or recognize Krescent pursuant to the letter Agreement filed as Exhibit 99.(c)(5) to the Schedule 14D-1.

CONDUCT OF OFFER

From and after the date hereof, all decisions relating to the conduct of the Offer and the acquisition and transfer of Units pursuant thereto, including without limitation any change in the terms or waiver of any of the conditions thereof, shall be made jointly by Krescent and AHI. Notwithstanding the foregoing, in the event that either Krescent or AHI proposes to increase the purchase price for Units and the other opposes such an increase, such purchase price shall, subject to the provisions set forth below, nonetheless be increased as proposed, and the parties shall take all necessary action to amend the Offer accordingly. The party proposing to increase the purchase price shall so notify the other party in writing. Not later than 5:00 p.m., New York City time, on the second business day following receipt of such notice, the party receiving the notice shall notify the proposing party whether it agrees to or opposes such increase. If AHI so notifies Krescent of its opposition to an increase in the purchase price proposed by Krescent, AHI shall have no further obligation to purchase the AHI Units hereunder, and Krescent shall thereafter control all decisions regarding the conduct of the Offer and the acquisition and transfer of Units pursuant thereto. If Krescent so notifies AHI of its opposition to an increase in the purchase price proposed by AHI, Krescent shall assign to AHI, and AHI shall assume, Krescent's right and obligation, subject to the terms and conditions of the Offer, to purchase Units tendered pursuant to the Offer (together with its rights under letters of transmittal, including proxies and powers-of-attorney, relating to the Purchased Units). From and after the effectiveness of any such assignment and assumption, AHI shall control all decisions regarding the conduct of the Offer and the acquisition and transfer of Units pursuant thereto. In either such event, the parties shall execute and deliver such instruments and documents and cooperate in taking any other action as may be necessary or desirable to amend or supplement the Schedule 14D-1 and the Offer to Purchase in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission
thereunder.   If a party opposes a proposed purchase price increase, AHI shall be responsible for 41.8%, and Krescent shall be responsible for 58.2%, of Total Expenses incurred through the date on which the opposing party notifies the proposing party of its opposition, and the proposing party shall be responsible for 100% of Total Expenses incurred subsequent to such date.

Notwithstanding the foregoing, if the proposing party shall at any time lower the purchase price for Units or shall breach its obligation to acquire Units pursuant to the Offer (assuming all conditions thereto have been satisfied or waived), the opposing party shall have the right (exercisable in its sole discretion) to purchase Units upon the terms and conditions set forth herein, and, if the opposing party exercises such right, the parties shall share Total Expenses as provided under "Allocation of Expenses" above.

COOPERATION

AHI and Krescent shall cooperate and provide each other with such information as may be necessary or desirable to include AHI as a co-bidder in the Offer and to disclose the





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transactions contemplated hereby in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. Neither party shall use the name of the other in any public disclosure regarding the transactions contemplated hereby without obtaining the prior written consent of such other party, which shall not be unreasonably withheld or delayed.

AHI and Krescent shall also cooperate in connection with the transfer of Units to AHI and Krescent, respectively, and, to the extent within Krescent's reasonable control, in ensuring that AHI is accorded the benefits of ownership of the AHI Units from and after the date of the Closing, notwithstanding any delays in the recognition or effectiveness of the transfer of such Units to AHI on the books of the Partnership. Krescent shall execute and deliver such further instruments and documents as may be necessary or desirable in connection with the foregoing.

Krescent shall instruct Herman Group to provide AHI, upon request, with information regarding the Offer and tenders made pursuant thereto and to provide AHI with reports regarding such status and tenders as such reports are made to Krescent.

INDEMNIFICATION

Krescent and its members, jointly and severally, shall indemnify AHI and hold it harmless against any loss, claim, damage or liability (or any action in respect thereof) to which AHI may become subject, insofar as such loss, claim, damage or liability arises out of or is based upon any violation of the Williams Act or any untrue statement of a material fact included in the
Schedule 14D-1 as heretofore amended or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

Krescent and its members, jointly and severally, on the one hand, and AHI and its partners, jointly and severally, on the other, shall indemnify and hold harmless the other against any loss, claim, damage or liability (or any action in respect thereof) to which any of them may become subject, insofar as such loss, claim, damage or liability arises out of or is based upon any violation of the Williams Act or any untrue statement of a material fact included in the
Schedule 14D-1 as hereafter amended or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any such loss, claim, damage or action is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished by Krescent or its affiliates, on the one hand, or AHI or its affiliates, on the other, for inclusion in such Schedule 14D-1.

AHI and its partners, jointly and severally, shall indemnify and hold harmless Krescent against any loss, claim, damage or liability (or any action in respect thereof) to which Krescent may become subject, insofar as such loss, claim, damage or liability arises out of or is based upon any violation of the Williams Act or any untrue statement of a material fact included in the tender offer materials of AHI relating to the AHI Offer or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

BUY/SELL

Either AHI or Krescent may institute buy/sell procedures at any time commencing on the first anniversary of the purchase of the AHI Units by Krescent, as long as both parties





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(together with their respective affiliates and members of their immediate families) continue to own at least 2% of the issued and outstanding Units. These buy/sell provisions shall cover all Units owned by AHI and by its affiliates and members of their immediate families and all Units owned by Krescent and by its affiliates and members of their immediate families, in each case, whether such Units were acquired prior to the Offer, pursuant to the Offer or subsequent to the Offer. For purposes of these buy/sell provisions, LFG shall not be deemed an affiliate of Krescent. Accordingly, these buy/sell provisions shall not cover (1) that percentage of the Krescent Units equal to the percentage interest in Krescent, if any, whether direct or indirect, of LFG, its affiliates and members of their immediate families or (2) any Units owned directly by any of them. These buy/sell provisions shall not apply to the extent that any buy/sell transaction would impose any liability under
Section 16(b) of the Exchange Act.

Either party may initiate the buy/sell by delivering to the other a written offer stating the purchase price on a per Unit basis and other material terms and conditions on which the initiating party is willing to purchase all, but not less than all, Units then owned by the non-initiating party.

The non-initiating party shall then be obligated to elect to sell Units to the initiating party at the per Unit price and upon the other terms and conditions set forth in the buy/sell offer, or to purchase all of the initiating party's Units upon such terms and conditions. The non-initiating party shall have thirty days to decide whether to buy or sell. Failure to notify the initiating party of such decision on a timely basis shall be deemed a decision to sell.

The closing of any purchase and sale of Units pursuant to these buy-sell provisions shall occur no later than 15 days following the delivery of the notice of election set forth above or such earlier date as shall be specified in writing by the purchasing party. At any such closing, the selling party shall sell, transfer and assign to the purchasing party all right, title and interest in and to the selling party's Units, free and clear of all liens, claims and encumbrances; the purchasing party shall pay for such Units in cash or immediately available Federal funds; and, at the request of the purchasing party, the selling party shall execute all other documents and take such other actions as may be reasonably necessary or desirable to effectuate the transfer of the Units and to carry out the purposes of this letter agreement.

PURCHASE OF ADDITIONAL UNITS

Prior to the Standstill Expiration Date, the parties subject to the Standstill Agreement (whether directly or by assumption of the obligations of LFG thereunder) (such parties being collectively referred to as the "Standstill Parties") are permitted to purchase up to 25% of the issued and outstanding Units. In the event that less than such amount is tendered pursuant to the Offer (and/or already owned by the Standstill Parties on the Expiration Date), then, prior to the Standstill Expiration Date, AHI and its affiliates will be entitled to purchase up to 41.8% (or, if AHI purchases additional AHI Units from Krescent under the circumstances described under "Purchase of Units" above, then the total percentage of the tendered Units purchased by AHI) of any Remaining Units (as hereinafter defined) and the other Standstill Parties and their respective affiliates, collectively, will be entitled to purchase the balance of any Remaining Units, in each case, without obtaining the consent of or notifying any other party. "Remaining Units" means the difference between 25% of the outstanding Units and the number of Units purchased pursuant to the Offer and/or owned by the Standstill Parties as of the Expiration Date.





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NO OTHER CONTRACTS

Except as expressly set forth herein, there are no contracts, arrangements, understandings or relationships between AHI and Krescent with respect to the Units.

FURTHER ASSURANCES

Each of the parties agrees that it shall take whatever action or actions as are deemed by counsel to any party hereto to be reasonably necessary, advisable or convenient from time to time to effectuate the provisions or intent of this agreement, and to that end, each party agrees that it will execute, acknowledge and deliver any further instruments or documents as give force and effect to this letter agreement or any of the provisions hereof, or to carry out the intent of this letter agreement or any of the provisions hereof.

REMEDIES

It is understood and agreed that monetary damages would be an inadequate remedy for violation of this agreement, and in the case of an actual breach by a party of the provisions hereof, any one or more of the other parties shall be entitled to relief by way of injunction, specific performance or other equitable relief.